Exhibit 99

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	James Palczynski (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-6144

TANDY BRANDS ACCESSORIES REPORTS FIRST QUARTER
2005 RESULTS

ARLINGTON, TX, October 19, 2004 – Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for the first quarter ended September 30, 2004.

For the first quarter of fiscal 2005, net sales were $60.5 million, compared to $64.2 million in the same period last year. Net income for the first quarter of fiscal 2005 was $2.8 million, or $0.43 per diluted share, compared to net income of $2.8 million, or $0.45 per diluted share, for the same period last year and in-line with the company’s guidance.

J. S. B. Jenkins, President and Chief Executive Officer, commented, “We continued to see strong results from our men’s accessories business driven by strong performance from our core business and better than expected performance from our recently acquired Eton gift accessory business. Our strong men’s sales performance was offset by lower sales of mass merchant women’s accessories compared to the same quarter sales of the prior year. Based on several new sales initiatives, we anticipate our mass merchant women’s sales will strengthen during the back half of this year.”

Mr. Jenkins continued, “Our financial position continues to be strong. On October 19, 2004, we paid our first quarter dividend of $0.0275 per share to shareholders. This was an increase from the prior rate of $0.025 per share. While inventories increased both in our core business and as a result of the Eton acquisition, we are comfortable with our merchandise position and our outlook for the Holiday season.”

Even though our performance for the first quarter was within our range of guidance, we are maintaining a conservative outlook for sales and earnings based on an anticipated challenging holiday retail sales environment. The company currently expects net sales in the second quarter of fiscal 2005 to be in the range of $68 million to $72 million and earnings per diluted share to be in the range of $0.65 to $0.70. For fiscal year 2005, the company currently expects sales to be in the range of $220 million to $226 million and earnings per diluted share to be in the range of $1.25 to $1.32.

Mr. Jenkins concluded, “We are pursuing a variety of strong programs in our men’s and women’s businesses that, despite a challenging retail environment, should enable us to realize increases in both sales and earnings. We have continued to infuse our organization with flexibility and agility from the standpoint of merchandise, customer service, systems, and management. Combined with our efforts to drive sales with new key programs and key customers, we believe that we are off to a good start for this fiscal year and have the opportunity to drive significant value to our shareholders.”

Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ first quarter results in a conference call to be held today, October 19, 2004, at 10:00 a.m. ET. The dial-in number for the call is 973-935-8516. A live webcast of the conference call will also be broadcast at: www.viavid.net. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Tuesday, October 26, 2004, and can be accessed by dialing 973-341-3080, passcode # 5245625.

About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables to follow)

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2004	2003
Net sales	$60,474	$64,232
Cost of goods sold	38,414	42,602

Gross margin	22,060	21,630

Selling, general and administrative expenses	16,235	15,210
Depreciation and amortization	1,098	1,038

Total operating expenses	17,333	16,248

Operating income	4,727	5,382
Interest expense	(256)	(693)
Royalty, interest and other income	91	2

Income before provision for income taxes	4,562	4,691
Provision for income taxes	1,748	1,846

Net income	$2,814	$2,845

Earnings per common share	$0.44	$0.47

Earnings per common share-assuming dilution	$0.43	$0.45

Dividends declared per share	$0.0275	$0.025

Common shares outstanding	6,394	6,107

Common shares outstanding shares-assuming dilution	6,535	6,273

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	June 30,
	2004	2004
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,238	$6,086
Accounts receivable, net	46,514	33,427
Inventories	70,349	57,086
Deferred income taxes	4,389	4,009
Other current assets	1,863	1,613

Total current assets	125,353	102,221

Property, plant and equipment, at cost:
Property and equipment, at cost	35,521	34,581
Accumulated depreciation	(21,009)	(20,206)

Net property, plant and equipment	14,512	14,375

Goodwill, net of accumulated amortization	19,433	11,655
Other intangibles, less amortization	4,445	4,534
Supplemental Executive Retirement Plan intangible asset	1,255	1,255
Other noncurrent assets	1,744	1,534

TOTAL ASSETS	$166,742	$135,574

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,925	$14,224
Accrued expenses	7,360	6,362

Total current liabilities	23,285	20,586

Notes payable	34,432	10,000
Deferred income taxes	2,136	2,066
Supplemental Executive Retirement Plan liability	1,721	1,721
Other noncurrent liabilities	1,372	1,302

Total liabilities	62,946	35,675

Stockholders’ equity:
Common stock	6,407	6,306
Additional paid-in capital	27,644	26,765
Cumulative other comprehensive income (loss)	162	(121)
Shares held by Benefit Restoration Plan Trust	(896)	(894)
Retained earnings	70,479	67,843

Total stockholders’ equity	103,796	99,899

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$166,742	$135,574